Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 2, 2010

among

SUMMER INFANT, INC.,

SUMMER INFANT (USA), INC.,

KIDDOPOTAMUS & COMPANY,

as Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

RBS CITIZENS, NATIONAL ASSOCIATION,

as Collateral Agent,

and

The Other Lenders Party Hereto

5.02	Authorization; No Contravention	62
5.03	Governmental Authorization; Other Consents	63
5.04	Binding Effect	63
5.05	Financial Statements; No Material Adverse Effect	63
5.06	Litigation	63
5.07	No Default	64
5.08	Ownership of Property; Liens	64
5.09	Environmental Compliance	64
5.10	Insurance	64
5.11	Taxes	64
5.12	ERISA Compliance	64
5.13	Subsidiaries	65
5.14	Margin Regulations; Investment Company Act	65
5.15	Disclosure	66
5.16	Compliance with Laws	66
5.17	Taxpayer Identification Number	66
5.18	Intellectual Property; Licenses, Etc.	66
5.19	Rights in Collateral; Priority of Liens	66

ARTICLE VI. AFFIRMATIVE COVENANTS		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	69
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc.	70
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	71
6.12	Financial Covenants	71
6.13	Guarantors	72
6.14	Collateral Records	72
6.15	Security Interests	72
6.16	Agent as Primary Depository	73

ARTICLE VII. NEGATIVE COVENANTS		73
7.01	Liens	73
7.02	Investments	74
7.03	Indebtedness	74
7.04	Fundamental Changes	75
7.05	Dispositions	75
7.06	Restricted Payments	76
7.07	Change in Nature of Business	76
7.08	Transactions with Affiliates	76
7.09	Burdensome Agreements	77
7.10	Use of Proceeds	77

ii

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		77
8.01	Events of Default	77
8.02	Remedies Upon Event of Default	79
8.03	Application of Funds	80

ARTICLE IX. ADMINISTRATIVE AGENT		81
9.01	Appointment and Authorization of Administrative Agent	81
9.02	Rights as a Lender	81
9.03	Exculpatory Provisions	82
9.04	Reliance by Administrative Agent	82
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	83
9.07	Non-Reliance on Administrative Agent and Other Lenders	84
9.08	No Other Duties, Etc.	84
9.09	Administrative Agent May File Proofs of Claim	84
9.10	Collateral Matters	85
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	87

ARTICLE X. MISCELLANEOUS		87
10.01	Amendments	87
10.02	Notices; Effectiveness; Electronic Communications	89
10.03	No Waiver; Cumulative Remedies	91
10.04	Expenses; Indemnity; Damage Waiver	91
10.05	Payments Set Aside	93
10.06	Successors and Assigns	93
10.07	Treatment of Certain Information; Confidentiality	98
10.08	Right of Setoff	98
10.09	Interest Rate Limitation	99
10.10	Counterparts; Integration; Effectiveness	99
10.11	Survival of Representations and Warranties	99
10.12	Severability	100
10.13	Replacement of Lenders	100
10.14	Governing Law; Jurisdiction; Etc.	101
10.15	Waiver of Jury Trial	101
10.16	No Advisory or Fiduciary Responsibility	102
10.17	USA PATRIOT Act Notice	102

ARTICLE XI. APPOINTMENT OF THE BORROWER REPRESENTATIVE, JOINT AND SEVERAL LIABILITY OF THE BORROWERS		103
11.01	Borrower Representative	103
11.02	Joint and Several Liability of Borrowers	103

iii

SCHEDULES
2.01	Commitments and Applicable Percentages
4.01(a)(iv)	Landlord Waiver Sites
5.09	Environmental Matters
5.12(d)	ERISA Disclosures
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of August 2, 2010, among SUMMER INFANT, INC., a Delaware corporation (“SI Holdings”), SUMMER INFANT (USA), INC., a Rhode Island corporation (“SI USA”) and KIDDOPOTAMUS & COMPANY, a Delaware corporation (“Kiddopotamus”, and collectively with SI Holdings and SI USA, the “Borrowers” and each individually a “Borrower”), each lender from time to time party hereto (collectively, “Lenders” and each individually, a “Lender”), BANK OF AMERICA, N.A., a national banking association as Administrative Agent, Swing Line Lender and L/C Issuer, and RBS CITIZENS, NATIONAL ASSOCIATION, as Collateral Agent.

RECITALS:

Borrowers, certain Lenders and Administrative Agent are parties to a certain Credit Agreement dated as of April 10, 2008, as heretofore amended (as amended, the “Existing Credit Agreement”), pursuant to which certain Lenders extended to Borrowers a revolving credit loan in the principal amount of up to $36,000,000 (the “Existing Revolving Credit Loan”), and an acquisition credit term loan in the principal amount of $10,000,000 (the “Existing Acquisition Loan”).

Borrowers have requested that Lenders provide a revolving credit facility to consolidate and increase the Existing Revolving Credit Loan and the Existing Acquisition Loan into a single revolving credit facility, and to provide other financial accommodations, and Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby amend and restated the Existing Credit Agreement in its entirety (but retaining references to the foregoing Preamble and Recitals), and hereby covenant and agree, as follows:

ARTICLE I.  DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the property and assets of another Person or all or a substantial portion of the equity securities or capital stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” or “Agent” means Bank of America, in its capacity as administrative agent under this Agreement and any of the other Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” has the meaning specified in Section 2.09(c).

“Administrative Agent Parties” has the meaning specified in Section 10.02(c).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify to Borrowers and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Eurodollar Loans and L/C Fees	Applicable Rate For Base Rate Loans
1	<2.50:1.00	2.00%	0.00%
2	>2.50:1.00	2.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 2 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date until the first time the

Applicable Rate is determined in accordance with the preceding sentence shall be determined based upon Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of Borrowers and their Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrowers and their Subsidiaries, including the notes thereto.

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(v).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A., a national banking association, and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 2.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basic Fixed Charge Coverage Ratio” means the ratio, calculated on a consolidated basis, of (a) the sum of Consolidated EBITDA plus lease expense and rent expense, minus income tax, unfinanced capital expenditures, dividends, withdrawals, and other distributions, to (b) the sum of Consolidated Interest Charges, lease expense, rent expense, the current portion of long term liabilities and the current portion of capitalized lease obligations.

“Borrower(s)” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” means SI Holdings, in its capacity as agent for and representative of Borrowers.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) L/C Issuer or Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by a Borrower or any Subsidiary free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           subject to Section 6.16, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United

States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of any Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means Bank of America or any of its Affiliates.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of a Borrower, or control over the equity securities of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets and rights and interests in or to property of each Pledging Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted to Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents, including, without limitation, the Security Agreement and the IP Security Agreements.

“Collateral Agent” means RBS Citizens, National Association, in its capacity as collateral agent under this Agreement.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Administrative Agent, and each as may be amended, restated, extended, replaced or otherwise modified from time to time.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrowers and their Subsidiaries for such period, (iii) depreciation and amortization expense, and (iv) other non-recurring expenses of Borrowers and their Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of Borrowers and their Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than any Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrowers and their Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrowers and their Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for Borrowers and their Subsidiaries on a consolidated basis, the net income of Borrowers and their Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 4% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 4% per annum, and (b) when used with respect to L/C Fees, a rate equal to the Applicable Rate plus 4% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified any Borrower, or Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or, except in connection with a good faith dispute, under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent, to confirm in a manner satisfactory to Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar(s)” and “$” mean lawful money of the United States.

“Dollar Equivalent” means on any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in any other currency, the amount (as conclusively ascertained by Lenders absent manifest error) of Dollars which could be purchased by Lenders (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Approved Fund or any other Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c).

“Existing Acquisition Loan” has the meaning given to such term in the Recitals.

“Existing Credit Agreement” has the meaning given to such term in the Recitals.

“Existing Letters of Credit” means any Letter of Credit issued by L/C Issuer pursuant to the Existing Credit Agreement and which is outstanding on the Closing Date.

“Existing Revolving Credit Loan” has the meaning given to such term in the Recitals.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person as proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Domestic Subsidiary (other than Borrowers) of each Borrower, whether now existing or hereafter formed or organized.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under this Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(h).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            capital leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Notes” has the meaning specified in the Security Agreement.

“Interest Payment Date” means:

(a)           as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrowers in their Committed Loan Notice, or such other period that is twelve months or less requested by the Borrowers and consented to by all the Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Security Agreements” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Kiddopotamus” has the meaning set forth in the Preamble hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(h).

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $5,000,000.  The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.

“Letter of Credit” means any standby letter of credit and any commercial letter of credit issued hereunder, and shall include the Existing Letter(s) of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, Administrative Agent Fee Letter, each Collateral Document, and any other documents which any Loan Party have executed and may execute to evidence, secure or guarantee the Obligations, as each may be amended from time to time.

“Loan Parties” means, collectively, Borrowers, each Guarantor and each Person (other than Administrative Agent, L/C Issuer, Swing Line Lender, or any Lender) executing a Loan Document or Collateral Document.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrowers or Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development or effect arising from (i) general economic conditions, including in the United Kingdom or Canada; (ii) conditions relating to the manufacturing, distribution or sale of infant and child supplies, equipment or goods; (iii) regional, national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any other national or international hostilities, acts of terror or acts of war; (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (v) changes in GAAP; or (vi) changes in applicable Law.

“Maturity Date” means June 30, 2012; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by a Borrower or any Subsidiary, or any Extraordinary Receipt received or paid to the account of a Borrower or any Subsidiary, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket expenses incurred by Holdings or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by a Borrower or a Subsidiary, or the incurrence or issuance of any Indebtedness by Borrower or a Subsidiary, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by such Borrower or Subsidiary in connection therewith.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(v).

“Note(s)” means one or more promissory notes made by Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C, each as may be amended, restated, extended, replaced or otherwise modified from time to time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement,

whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisitions” means Investments consisting of an Acquisition or series of Acquisitions by Borrowers during the term of this Agreement which is or are consented to in writing (x) by Administrative Agent in its sole discretion if the aggregate cash consideration agreed to be paid for any individual Acquisition or in the aggregate for all Acquisitions during the term of this Agreement is equal to or less than $10,000,000, or (y) by Required Lenders in their sole discretion if the aggregate cash consideration agreed to be paid for any individual Acquisition or in the aggregate for all Acquisitions during the term of this Agreement is greater than $10,000,000, provided in all cases that (i) the property and assets acquired (or the property and assets of the Person acquired) in such Acquisition is identical, similar, complementary or ancillary to the line of business as the Borrowers and their Subsidiaries were engaged in on the Closing Date, (ii) Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of the Collateral Documents, (iii) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iv) the Borrower Representative shall have delivered to Administrative Agent a pro forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.12 as of the most recent fiscal quarter for which Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b), as applicable, and no other Default has occurred and is continuing or would be caused by such Acquisition, and (v) the representations and warranties made by Borrowers in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledging Borrowers” means, collectively, SI Holdings, SI USA, Kiddopotamus and any future Borrower or Guarantor that pledges Collateral for the Obligations pursuant to (except as otherwise consented to by Administrative Agent) a first-priority perfected security interest.

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” has the meaning specified in Section 2.05(b)(v).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, an L/C Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to a Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under this Agreement that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the

Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Guaranty and Security Agreement of even date herewith, by and between the Pledging Borrowers, as debtors, and Administrative Agent, as Agent for the benefit of the Secured Parties, as amended from time to time.

“SI Holdings” and “SI USA” each have the respective meaning set forth in the Preamble hereto.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Administrative Agent in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of any Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of (although uncommitted), and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means One Million Dollars ($1,000,000).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as the same may be in effect from time to time in the State of Rhode Island.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms. (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders shall so request, Administrative Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving credit loans (each such loan, a “Committed Loan”) to Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that Committed Loans made on the Closing Date shall be Base Rate Loans.

2.02        Borrowings, Conversions and Continuations of Committed Loans.  (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrowers’ irrevocable notice to Administrative Agent, which may be given by telephone.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if Borrowers wish to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrowers.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrowers are requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrowers fail to specify a Type of Committed Loan in a Committed Loan Notice or if Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender (in the case of a request for a Committed Loan) of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrowers, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrowers in like funds as received by Administrative Agent either by (i) crediting the account of Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrowers as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Committed Loans and Borrowers agree to jointly and severally pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)           Administrative Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(e)           After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Committed Loans.

2.03        Letters of Credit.  (a) The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrowers or their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit.  Each request by Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)          the expiry date of the requested Letter of Credit would occur after the L/C Expiration Date, unless all Lenders have approved such expiry date.

(iii)          The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(D)          the Letter of Credit is to be denominated in a currency other than Dollars;

(E)           any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)           unless specifically provided for in this Agreement, the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrowers delivered to the L/C Issuer (with a copy to Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrowers.  Such L/C Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrowers shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Application at the address set forth on Schedule 10.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Borrowers and, if not, the L/C Issuer will provide Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)          If Borrowers so request in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(v)           If Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the L/C Issuer, Borrowers shall not be required to make a specific request to the L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from Administrative Agent, any Lender or Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied

(treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrowers and Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrowers shall reimburse the L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing.  If Borrowers fail to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrowers in such amount.  Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(ii)           If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrowers or any Subsidiary.

Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrowers’ instructions or other irregularity, Borrowers will immediately notify the L/C Issuer.  Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrowers which Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(h)           L/C Fees.  Borrowers shall pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a L/C fee (the “L/C Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any L/C Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  L/C Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand and

(ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit and commercial Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Administrative Agent Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Administrative Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrowers shall be jointly and severally obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.04        Swing Line Loans.  (a) The Swing Line.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; and provided further, that Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  The Swing Line is a discretionary, uncommitted facility and Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrowers which notice may be given by Swing Line Lender before or after Borrowers request a Swing Line Loan hereunder.  Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Unless the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, each Swing Line Borrowing shall be made upon Borrowers’ irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrowers.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless (x) the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, or (y) the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrowers at its office by crediting the account of Borrowers on the books of Swing Line Lender in immediately available funds.  Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Administrative Agent of a Swing Line Loan Notice.

(c)           Refinancing of Swing Line Loans.

(i)            Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrowers (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  Swing Line Lender shall furnish Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrowers in such amount.  Administrative Agent shall remit the funds so received to Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing

Line Lender, Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Swing Line Lender.

(ii)           If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.  The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to Swing Line Lender.

2.05        Prepayments.  (a) Optional.  (i) Borrowers may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Committed Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Borrowers, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.15, each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Applicable Percentages.

(ii)           Borrowers may, upon notice to Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrowers, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.  (i)  If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrowers shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii)           If any Borrower or any Subsidiary Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d) or (e)) which results in the realization by any such Person of Net Cash Proceeds, the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below).

(iii)          Upon the incurrence or issuance by any Borrower or any Subsidiary of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03(a)-(e)), Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any such Person (such prepayments to be applied as set forth in clause (v) below).

(iv)          Upon any Extraordinary Receipt received by or paid to or for the account of any Borrower or any Subsidiary, Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by any such Person (such prepayments to be applied as set forth in clause (viii) below); provided, however, that with respect to any proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of Borrowers (as notified by Borrowers to Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Person may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in Section 2.05(b)(v).

(v)           Prepayments of the Loans made pursuant to Section 2.05(b)(ii) through (iv), first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by Borrowers for use in the ordinary course of their business, and the Aggregate Commitments shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii).  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.06        Termination or Reduction of Commitments.  (a) Optional.  Borrowers may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each applicable Lender according to its Applicable Percentage.

(b)           Mandatory.  (i) The Aggregate Commitments shall be automatically and permanently reduced on each date on which the prepayment of Loans outstanding thereunder is required to be made (A) pursuant to Section 2.05(b)(ii), to the extent that the aggregate amount of all proceeds received in respect of Dispositions occurring after the Closing Date exceeds $2,500,000, and (B) pursuant to Section 2.05(b)(iii) or (iv) by an amount equal to the applicable Reduction Amount.

(ii)           If after giving effect to any reduction or termination of the Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  Administrative Agent will promptly notify Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or any Aggregate Commitments under this Section 2.06.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the

Commitments accrued until the effective date of any termination of any portion of the Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Principal.  (a) Borrowers shall jointly and severally repay to Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)           Borrowers shall jointly and severally repay to Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date which is ten (10) Business Days after such Swing Line Loan is made, and (ii) the Maturity Date.

2.08        Interest.  (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the request of the Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09        Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)           Unused Line Fee.  Borrowers shall jointly and severally pay to Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused line fee equal to one-quarter of one percent (0.25%) of the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The unused line fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  For purposes of computing the unused line fee, Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments.

(b)           Commitment Fee.  Borrowers shall on the Closing Date pay to Administrative Agent for the account of Lenders to be allocated in accordance with their respective Applicable Percentages, a commitment fee in the amount of $90,000.

(c)           Administrative Agent’s Fees.  Borrowers shall jointly and severally pay to Administrative Agent for Administrative Agent’s own account, fees in the amounts and at the times specified in the letter agreement of even date herewith (the “Administrative Agent Fee Letter”), between Borrowers and Administrative Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

2.10        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 360 days and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of Borrowers or for any other reason, Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio used in the definition of “Applicable Rate” as calculated by Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of such Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the L/C Issuer, promptly on demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11        Evidence of Debt.  (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.  (a) General.  All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Committed Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to Administrative Agent, then the applicable Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to Base Rate Loans.  If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period.  If such Lender pays its share of the applicable Committed Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or L/C Issuer hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or L/C Issuer, as the case may be, the amount due.  In such event, if Borrowers have not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting lender), or (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify Lenders), Borrowers may on a one-time basis exercised after March 31, 2011, request an increase in the Aggregate Commitments by an amount not exceeding $10,000,000.  At the time of sending such notice, Borrowers (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  Administrative Agent shall notify Borrowers and each Lender of Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of Administrative Agent, L/C Issuer and Swing Line Lender (which approvals shall not be unreasonably withheld), Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, Administrative Agent and Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  Administrative Agent shall promptly notify Borrowers and Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, (i) Borrowers shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of each Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default has occurred and is continuing, (ii) Borrowers shall on the Increase Effective Date pay to Administrative Agent for the benefit of Lenders participating in the increase a closing fee equal to one-quarter of one percent (0.25%) of the amount of the increase, and (iii) Borrowers shall execute and deliver new Notes to Lenders who are participating in the increase.  Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding

Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.15        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of Administrative Agent or L/C Issuer (i) if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent, L/C Issuer or Swing Line Lender, Borrowers shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  Borrowers, and to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders (including Swing Line Lender), and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrowers or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16        Defaulting Lenders.  Adjustments.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any unused line fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure.  If Borrowers, Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require Borrowers or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by Borrowers or Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(i)            If Borrowers or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, each Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, Borrowers shall, and do hereby, indemnify Administrative Agent, each Lender and L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrowers or Administrative Agent or paid by Administrative Agent, such Lender or L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrowers shall also, and do hereby, indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to Borrowers by a Lender or L/C Issuer (with a copy to Administrative Agent), or by

Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender and L/C Issuer shall, and do hereby, indemnify Borrowers and Administrative Agents, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Borrowers or Administrative Agent) incurred by or asserted against any Borrower or Administrative Agent by any Governmental Authority as a result of the failure by such Lender or L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or L/C Issuer, as the case may be, to any Borrower or Administrative Agent pursuant to subsection (e).  Each Lender and L/C Issuer hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by Borrowers or Administrative Agent, as the case may be, after any payment of Taxes by Borrowers or by Administrative Agent to a Governmental Authority as provided in this Section 3.01, Borrowers shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrowers or Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to Borrower and to Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrowers or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States,

(A)          any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or Administrative Agent as will enable such Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)          each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)            executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)          executed originals of Internal Revenue Service Form W-8ECI,

(III)        executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)          executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender shall promptly (A) notify Borrowers and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that Borrowers or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or L/C Issuer, as the case may be.  If Administrative Agent, any Lender or L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent, such Lender or L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Administrative Agent, such Lender or L/C Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or L/C Issuer in the event Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If Administrative Agent or Required Lenders determine in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrowers and each Lender.  Thereafter, (x) the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs; Reserves on Eurodollar Rate Loans.  (a) Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrowers shall have received at least 10 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrowers; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrowers pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrowers to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or Borrowers are required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of Administrative Agent.

ARTICLE IV.  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to Administrative Agent, each Lender and Borrower Representative;

(ii)           a Note executed by Borrowers in favor of each Lender requesting a Note;

(iii)          the Security Agreement, duly executed by each Loan Party, together with:

(A)          certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing any Intercompany Notes indorsed in blank,

(B)          acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)          completed requests for information, dated on or before the date of the initial Credit Extension, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)          evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E)           the Account Control Agreements, in each case as referred to in the and Security Agreement and duly executed by the appropriate parties,

(F)           evidence that all other action that Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements); and

(G)          executed counterparts of any other Collateral Documents;

(iv)          a Landlord Waiver with respect to each location set forth on Schedule 4.01(a)(iv);

(v)           the IP Security Agreements, duly executed by each applicable Loan Party, together with evidence that all action that Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the IP Security Agreements has been taken;

(vi)          executed counterparts of any other Loan Documents;

(vii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(viii)        such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(ix)          a favorable opinion of counsel to the Loan Parties acceptable to Administrative Agent addressed to Administrative Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Administrative Agent;

(x)           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)          a certificate signed by a Responsible Officer of Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii)         a copy of the earnings forecasts for the Borrowers and their Subsidiaries on a consolidated basis, prepared by management of SI Holdings, of consolidated balance sheets and statements of income or operations and cash flows of the Borrowers and their Subsidiaries on a monthly basis for the first year following the Closing Date and on a quarterly basis for each year thereafter through 2012 (the Borrowers agreeing hereby to provide to Administrative Agent not later than December 31, 2010, with extended forecasts through 2013);

(xiii)        certificates attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated hereby, from its chief financial officer;

(xiv)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv)         a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrowers most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrowers; and

(xvi)        such other assurances, certificates, documents, consents or opinions as Administrative Agent, the L/C Issuer, Swing Line Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid to Administrative Agent or Lenders on or before the Closing Date shall have been paid.

(c)           Unless waived by Administrative Agent, Borrowers shall have paid all fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Administrative Agent).

(d)           The Closing Date shall have occurred on or before August 31, 2010.

Without limiting the generality of the provisions of the last sentence of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           Administrative Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03        Conditions to Credit Extension for Acquisition.  The obligation of Lenders to make any Loan in connection with any Acquisition by a Borrower is subject to the satisfaction of the following conditions on the closing date of the acquisition (unless otherwise waived by Administrative Agent and Required Lenders):

(a)           All conditions set forth in Section 4.01 (to the extent not previously satisfied with respect to the Acquisition) and Section 4.02 shall have been satisfied.

(b)           Borrowers or the appropriate Loan Party shall have executed and delivered to Administrative Agent (or shall have caused to be executed and delivered to Administrative Agent by the appropriate Persons) the following (each of which shall be in form and substance satisfactory to Administrative Agent):

(i)            To the extent not previously delivered, true and correct copies of all material consents, contracts, licenses, instruments and other documents assumed or acquired in the Acquisition;

(ii)           Certificates of insurance evidencing all insurance coverage and policy provisions required in this Agreement and Collateral Documents;

(iii)          A pay-off letter (including therein provisions reasonably acceptable to Administrative Agent for the delivery or filing of appropriate UCC termination statements and mortgage and lien releases) from all lenders and creditors of the Person or assets which are the subject of the Acquisition;

(iv)          A properly completed Request for Credit Extension in accordance with the requirements of this Agreement;

(v)           An Officer’s Certificate of Borrower Representative stating that the Acquisition will be consummated immediately upon funding of the Loan requested in connection therewith; and

(vi)          Such other supporting documents and certificates as Administrative Agent may reasonably request.

(c)           All legal matters incident to the transactions hereby contemplated shall be reasonably satisfactory to special counsel for Administrative Agent and Required Lenders.

(d)           Required Lenders shall have consented to such Acquisition in their sole discretion as constituting a Permitted Acquisition.

(e)           Neither an Event of Default nor a Default shall have occurred and be then continuing, or shall result after taking into consideration the effect of the requested Acquisition and requested Loan.

(f)            Borrowers shall have paid to Administrative Agent all reasonable fees required to be paid on the closing date of the Acquisition pursuant to this Agreement.

(g)           In addition to the foregoing requirements:

(i)            The Acquisition shall be consummated contemporaneously with such Loan substantially in accordance with the terms of the purchase agreement approved by Required Lenders and, in any event, in a manner reasonably satisfactory to Administrative Agent, including, without limitation, the satisfaction in full (simultaneously with, and from the proceeds of, the Loan or otherwise) of all Indebtedness of the target of such acquisition secured by the assets and properties transferred to the Loan Parties which is not being assumed by the Loan Parties.

(ii)           Administrative Agent shall have received reasonable evidence of Borrowers’ ability to consummate receipt at closing of all permits, approvals and consents, if any, required with respect to the Acquisition and any other related transaction contemplated by this Agreement.

(iii)          Administrative Agent shall have received copies of any legal opinions delivered to Borrowers in connection with the Acquisition.

(iv)          There shall not have occurred, in Administrative Agent’s reasonable opinion, any change in the financial condition, management or business operations, or the assets or business of, the Person or assets which are the subject of such Acquisition that could reasonably be expected to have a Material Adverse Effect.

(v)           At the time of consummation of the Acquisition, Borrowers shall update all Schedules to this Agreement to reflect changes thereto since the Closing Date, after giving effect to the Acquisition.

(h)           Administrative Agent shall have completed a due diligence investigation of the assets and business subject to such Acquisition in scope, and with results, reasonably satisfactory to Administrative Agent and Required Lenders, and shall have been given such access to the management, records, books of account, contracts and properties of such target and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have reasonably requested, and such other due diligence reports, audits, and certifications as it may reasonably request.

(i)            Unless the Required Lenders otherwise consent in writing, the aggregate amount of all Loans made to fund Permitted Acquisitions during the term of this Agreement shall not exceed $10,000,000.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such

Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05        Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated and consolidating balance sheets of Borrowers and their Subsidiaries dated March 31, 2010, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated and consolidating forecasted balance sheet and statements of income and cash flows of Borrowers and their Subsidiaries delivered pursuant to Section 6.01(b) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrowers’ best estimate of its future financial condition and performance.

5.06        Litigation.  Except as listed in the Borrowers’ filings with the SEC made prior to the Closing Date, there are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrowers or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.  Each Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of Borrowers and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09        Environmental Compliance.  Except as specifically disclosed in Schedule 5.09, there are, to Borrowers’ knowledge, no claims alleging potential liability or responsibility for the violation of any Environmental Law on Borrowers’ businesses, operations and properties which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Insurance.  The properties of Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where a Borrower or the applicable Subsidiary operates.

5.11        Taxes.  Borrowers and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12        ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue

Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)           Neither Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13        Subsidiaries.  As of the Closing Date, no Borrower has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  No Borrower has equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.  All of the outstanding Equity Interests in each Borrower have been validly issued and are fully paid and nonassessable.

5.14        Margin Regulations; Investment Company Act.  (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of a Borrower only or of a Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Borrowers and any Lender or any Affiliate of any Lender relating to Indebtedness that is within the scope of Section 8.01(e) will be margin stock.

(b)           No Borrower, Person Controlling Borrower, or Subsidiary is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

5.15        Disclosure.  Borrowers have disclosed to Administrative Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16      Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17        Taxpayer Identification Number.  Borrowers’ true and correct U.S. taxpayer identification numbers are set forth on Schedule 10.02.

5.18        Intellectual Property; Licenses, Etc.  Borrowers and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses and, to Borrowers’ knowledge, without conflict with the rights of any other Person.  To the best knowledge of Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrowers or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19        Rights in Collateral; Priority of Liens.  Borrowers and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties.  Upon the proper filing of UCC financing statements, and the taking of the other actions contemplated by the Loan Documents or required by the

Required Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Administrative Agent, for the ratable benefit of the Secured Parties.

ARTICLE VI.  AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within one hundred twenty (120) days of the end of each fiscal year of SI Holdings (or, if earlier, fifteen (15) days after the date required to be filed with the SEC), audited balance sheets and statements of profit and loss and cash flows, retained earnings, reconciliation of net worth and source and application of funds for such fiscal year for SI Holdings and its Subsidiaries, each prepared in accordance with GAAP consistently applied, on a consolidated and consolidating basis, in reasonable detail by independent certified public accountants selected by the Borrowers and acceptable to Administrative Agent, showing SI Holdings’ and its Subsidiaries’ consolidated and consolidating financial condition at the close of such fiscal year and the results of operations during such year, together with a certificate signed by an officer of the Borrowers, certifying Borrowers’ compliance, or lack thereof, with the financial covenants described in Section 6.12 hereof, and a schedule showing the calculations used to determine such compliance (or lack thereof).

(b)           as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year of SI Holdings (or, if earlier, five (5) days after the date required to be filed with the SEC), consolidated balance sheets and statements of profit and loss and cash flows, retained earnings, reconciliation of net worth and source and application of funds for such fiscal year, each prepared in reasonable detail in accordance with GAAP, on a consolidated and consolidating basis, consistently applied, and consistent in format with the financial statements furnished to Administrative Agent in connection with the Borrowers’ loan application, certified by the President or Chief Financial Officer of SI Holdings as fairly representing the financial position of the Borrowers and their Subsidiaries, such balance sheets to be as of the close of such quarter and such other statements to be for the period from the beginning of the then current fiscal year to the end of such quarter in each case subject to normal audit and year-end adjustments.

(c)           within thirty (30) days after the beginning of each fiscal year, a management prepared budget for the then fiscal year in form and substance reasonably satisfactory to Administrative Agent, prepared on a consolidated and consolidating basis, which budget shall include, without limitation, projected covenant compliance, projected profit and loss and cash flow statements, balance sheets and a capital expenditure budget.

6.02        Certificates; Other Information.  Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Borrowers (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)           promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of Borrowers by independent accountants in connection with the accounts or books of Borrowers or any Subsidiary, or any audit of any of them;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)           promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)            promptly, such additional information regarding the business, financial or corporate affairs of Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request;

(g)           at the request of Administrative Agent, a field exam prepared by a third party reasonably acceptable to Administrative Agent, which shall be paid for by Borrowers once in each calendar year or more frequently if an Event of Default has occurred; and

(h)           not later than December 31, 2010, the forecasts through 2013 contemplated by Section 4.01(a)(xii).

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) to the extent any such documents are not otherwise publicly available to Administrative Agent or

Lenders or at a Lenders’ request therefor, may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrowers post such documents, or provide a link thereto on Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrowers shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrowers shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrowers hereby acknowledge that (a) Administrative Agent will make available to Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrowers or their Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrowers hereby agree that so long as a Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrowers shall be deemed to have authorized Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrowers or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03        Notices.  Promptly notify Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrowers or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrowers or any Subsidiary and any Governmental

Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrowers or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event; and

(d)           of any material change in accounting policies or financial reporting practices by Borrowers or any Subsidiary including any determination by Borrowers referred to in Section 2.10(b).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth details of the occurrence referred to therein and stating what action Borrowers has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrowers or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Administrative Agent of termination, lapse or cancellation of such insurance.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrowers or such Subsidiary, as the case may be.  Borrowers shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Administrative Agent or any Lender shall reasonably require.

6.10        Inspection Rights.  Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrowers; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without advance notice.

6.11        Use of Proceeds.  Use the proceeds of the Credit Extensions to refinance and consolidate the Existing Revolving Credit Loan and the Existing Acquisition Term Loan, for working capital and other corporate purposes not in contravention of any Law or of any Loan Document; provided, however, that, unless the Required Lenders otherwise consent thereto in writing, not more than an aggregate amount of $10,000,000 in Loan proceeds may be used to finance Permitted Acquisitions.

6.12        Financial Covenants.

(a)           Consolidated EBITDA.  Maintain and earn on a consolidated basis as of the last day of each fiscal quarter, Consolidated EBITDA for the twelve-month period ending on each such date equal to or greater than the following:

For Each Fiscal Quarter Ending on:	Consolidated EBITDA to be not less than:

Each of September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011	$15,000,000
Each of September 30, 2011 and December 31, 2011	$16,000,000
Each of March 31, 2012 and June 30, 2012	$17,000,000

(b)           Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio not exceeding 3.25:1.00.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.

(c)           Basic Fixed Charge Coverage Ratio.  Maintain a Basic Fixed Charge Coverage Ratio of at least 1.50:1.00.  This ratio will be calculated as of the last day of each fiscal quarter for which this Agreement requires Borrowers to deliver financial statements, using the results of the twelve-month period ending on the last day of such fiscal quarter.  The current portion of long-term liabilities will be measured as of the date twelve (12) months prior to the current financial statement.

6.13        Guarantors.  Notify Administrative Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person (if it is a Domestic Subsidiary) to (a) become a Guarantor by executing and delivering to Administrative Agent a Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose, which Guaranty shall be secured by a security interest in all assets of such Guarantor, and (b) deliver to Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Administrative Agent.

6.14        Collateral Records.  To execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral.  The failure by Borrowers or any other Loan Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15        Security Interests.  (a) Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Administrative Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Administrative Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a financing statement with respect to such investment property, and

(c) do whatever Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral.  Administrative Agent is hereby authorized by Borrowers to file any UCC financing statements covering the Collateral whether or not Borrowers’ signatures appear thereon.

6.16        Agent as Primary Depository.  Maintain Bank of America as its primary depository bank, including for the maintenance of business, cash management, main operating and administrative deposit accounts.

ARTICLE VII.  NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrowers shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02        Investments.  Make any Investments, except:

(a)           Investments held by Borrowers or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b)           advances to officers, directors and employees of Borrowers and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for business travel, business entertainment, relocation and analogous ordinary business purposes;

(c)           Investments consisting of Permitted Acquisitions;

(d)           Investments of Borrowers in any wholly-owned Subsidiary which exists on the Closing Date or which constitute Permitted Acquisitions, and Investments of any wholly-owned Subsidiary in Borrowers or in another wholly-owned Subsidiary which exist on the Closing Date or are acquired as Permitted Acquisition;

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(f)            Guarantees permitted by Section 7.03.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)           Guarantees of Borrowers or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrowers or any wholly-owned Subsidiary;

(d)           obligations (contingent or otherwise) of Borrowers or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $2,500,000.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the surviving Person;

(b)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be a Borrower or a Guarantor; and

(c)           a Permitted Acquisition may be accomplished by merger provided that a Borrower shall be the continuing or surviving Person.

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to a Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; and

(e)           Dispositions permitted by Section 7.04.

provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.

7.06        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to Borrowers, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c)           Borrowers and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.07        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08        Transactions with Affiliates.  Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, conditioned, or delayed, enter into any transaction of any kind with any Affiliate of a Borrower, which is not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among any Borrower and any Guarantor or between and among Guarantors.

7.09        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to a Borrower or to otherwise transfer property to a Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of a Borrower or (iii) of a Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE VIII.  EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) within three business days after the same becomes due, any amount of principal of any Loan or any L/C Obligation, or any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (ii) within five business days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.13 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or Event of Default occurs under any other Loan Document; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and such failure is not being diligently contested in good faith by such Borrower or Subsidiary, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrowers or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrowers or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Borrower or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)           Change of Control.  There occurs any Change of Control with respect to any Borrower other than SI Holdings; or

(l)            Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers;

(c)           require that Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16 be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.

Subject to Section 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge

Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.  ADMINISTRATIVE AGENT

9.01        Appointment and Authorization of Administrative Agent.  (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and neither Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 9.05 or otherwise for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.  The Collateral Agent shall not have any authority or responsibility to exercise rights or remedies with respect to the Collateral or Collateral Documents.

9.02        Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

9.03        Exculpatory Provisions.  Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d)           Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by Borrowers, a Lender or the L/C Issuer.  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.04        Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer,

Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06        Resignation of Administrative Agent.  (a) Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrowers.  Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof (including, without limitation, the Collateral Agent) shall have any rights, powers, duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.09        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and

Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.09 and 10.04.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10        Collateral Matters.  (a) Each Lender (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer.  Each Lender (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer.  Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           Each Lender (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)           to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.10.

(c)           Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrowers or any other Loan Party in respect of) all interests retained by Borrowers or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           Administrative Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrowers or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created or (absent direction from the Required Lenders) enforced, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e)           Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the L/C Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Administrative Agent thereof, and, promptly upon

Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

9.11        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Security Agreement or any Collateral by virtue of the provisions hereof or of the Security Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.  MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Administrative Agent, only a waiver by Administrative Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which Borrowers have given assurances satisfactory to Administrative Agent that such items shall be delivered promptly following the Closing Date;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein), unless the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder, in which case the consent of all Lenders shall be required;

(e)           change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release any Borrower as an obligor hereunder, or release any Guarantor from the Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv) the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of Required Lenders, Administrative Agent and Borrowers (i) to add one or more additional revolving credit or term loan facilities to this Agreement , in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02      Notices; Effectiveness; Electronic Communications.  (a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrowers, Administrative Agent, the L/C Issuer or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Administrative Agent or Borrowers may, in its or their discretion, agree to accept notices and other communications to it or them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrowers’ or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of Borrowers, Administrative Agent, the L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers, Administrative Agent, the L/C Issuer and Swing Line Lender.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent. L/C Issuer and Lenders.  Administrative Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrowers shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses.  Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrowers.  Borrowers shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of Borrowers is made to Administrative Agent, the L/C Issuer or any Lender, or Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.  (a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B)          the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, or an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(C)          the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)          the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Commitments.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made (A) to Borrowers or any of Borrowers’ Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrowers (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Rhode Island Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Deemed Consent of Borrowers.  If the consent of Borrowers to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), Borrowers shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrowers by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrowers prior to such fifth Business Day.

(i)            Resignation as L/C Issuer or Swing Line Lender.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrowers shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of Administrative Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and its obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.  For purposes of this Section, “Information” means all information received from Borrowers or any Subsidiary relating to Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrowers or any Subsidiary, provided that, in the case of information received from Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such

Affiliate to or for the credit or the account of Borrowers or any other Loan Party against any and all of the obligations of Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply

10.14      Governing Law; Jurisdiction; Etc.  (a) GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF RHODE ISLAND.

(b)           SUBMISSION TO JURISDICTION.  BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF RHODE ISLAND SITTING IN PROVIDENCE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE STATE OF RHODE ISLAND, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH RHODE ISLAND STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrowers and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that:  (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, (B) each of Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrowers and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrowers, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) Administrative Agent does not have any obligation to Borrowers, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers, the other Loan Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests to Borrowers, any other Loan Party of any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrowers and the other Loan Parties hereby waive and release, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

ARTICLE XI.  APPOINTMENT OF THE BORROWER REPRESENTATIVE; JOINT AND SEVERAL LIABILITY OF THE BORROWERS

11.01      Borrower Representative.  Each Borrower hereby irrevocably appoints the Borrower Representative, as the agent for such Borrower on its behalf, to (i) request Loans from Lenders, (ii) request L/C Issuer to issue Letters of Credit, (iii) to give and receive notices under the Loan Documents and (iv) take all other action which the Borrower Representative or Borrowers are permitted or required to take under this Agreement.

11.02      Joint and Several Liability of Borrowers.

(a)           Joint and Several Liability.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 11.02 shall not be discharged until payment and performance, in full, of the Obligations (other than contingent indemnification obligations) has occurred, and that its obligations under this Section 11.02 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 11.02) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the insolvency of any Borrower or Subsidiary; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

(b)           Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or Subsidiary, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  Each Borrower consents and agrees that Administrative Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower:  (i) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Agents or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Laws or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.  It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 11.02 and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

(c)           Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 11.02 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

(d)           Waiver of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.02(g), each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor.  Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 11.02, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 11.02(d).

(e)           Election of Remedies.  If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11.02.  If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Administrative

Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.

(f)            Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 11.02 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)            the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)           the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Section 11.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 11.02(g).

(g)           Contribution with Respect to Guaranty Obligations.

(i)            To the extent that any Borrower shall make a payment under this Section 11.02 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following payment in full of the Obligations (other than contingent indemnification obligations) and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(ii)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 11.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(iii)          This Section 11.02(g) is intended only to define the relative rights of the Borrowers and nothing set forth in this Section 11.02(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 11.02(a).  Nothing contained in this Section 11.02(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(iv)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.

(v)           The rights of the indemnifying Borrowers against other Borrowers under this Section 11.02(g) shall be exercisable upon the full payment of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments.

(h)           Liability Cumulative.  The liability of Borrowers under this Section 11.02 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(i)            Stay of Acceleration.  If acceleration of the time for payment of any amount payable by Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by Borrowers hereunder forthwith on demand by Administrative Agent made at the request of the Required Lenders.

(j)            Benefit to Borrowers.  All of Borrowers and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person.  Each Borrower and each Subsidiary will derive substantial direct and indirect benefit from the extension of credit hereunder.

(The next page is the signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SUMMER INFANT, INC.

By:
Jason P. Macari, Chief Executive Officer

SUMMER INFANT (USA), INC.

By:
Jason P. Macari, President and CEO

KIDDOPOTAMUS & COMPANY

By:
Jason P. Macari, President and CEO

[Summer Infant/A&R Credit Agreement]

(Signatures continued on next page.)

BANK OF AMERICA, N.A., as Administrative Agent

By:
	Name:	Ken Puro
	Title:	Vice President

[Summer Infant/A&R Credit Agreement]

(Signatures continued on next page.)

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
	Name:	Donald C. McQueen
	Title:	Senior Vice President

[Summer Infant/A&R Credit Agreement]

(Signatures continued on next page.)

LENDER AND COLLATERAL AGENT:

RBS CITIZENS, NATIONAL ASSOCIATION

By:
Name:
Title:

[Summer Infant/A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

BANK RHODE ISLAND

By:
	Name:	William C. Tsonos
	Title:	Senior Vice President

[Summer Infant/A&R Credit Agreement]

(Signatures continued on next page.)

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Summer Infant/A&R Credit Agreement]

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Commitments

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$25,000,000	41.666666667%
RBS Citizens, National Association	$12,500,000	20.833333333%
Bank Rhode Island	$10,000,000	16.666666667%
Wells Fargo Bank, National Association	$12,500,000	20.833333333%
Total	$60,000,000	100.000000000%

SCHEDULE 4.01(a)(iv)

Landlord Waiver Sites

Landlord	Grantor	Locations

Dean Warehouse Services Inc.	Summer Infant (USA),Inc.	100 Higginson Avenue, Lincoln, RI 02865

LIT Commerce Distribution, LLC	Summer Infant (USA),Inc.	6101-6121 Peachtree Street, Commerce, CA 90040

Peachtree Commerce LLC	Summer Infant (USA),Inc.	6108-6120 Peachtree Street, Commerce, CA 90040

FAITH REALTY II, LLC	Summer Infant (USA),Inc.	1275 Park East Drive, Woonsocket, RI 02895

SCHEDULE 5.09

Environmental Matters

None

SCHEDULE 5.12(D)

ERISA Disclosures

None

SCHEDULE 5.13

Subsidiaries and Other Equity Investments

Summer Infant, Inc. has 3 wholly owned Subsidiaries

a.             Summer Infant (USA), Inc.

b.             Summer Infant Europe Limited

c.             Summer Infant Asia Limited

Summer Infant (USA), Inc. has 2 wholly owned Subsidiaries

a.             Kiddopotamus & Company

b.             Summer Infant Canada Limited

SCHEDULE 7.01

Existing Liens

1.             Liens in favor of Administrative Agent

2.             Leased Equipment Under Capitalized Leases Described in Schedule 7.03

SCHEDULE 7.03

Existing Indebtedness

Lease #	Lease Name	Leased Equipment	Current Balance

080-0808829-006	Bank of West #6	Computer Equipment	$6,512.74

080-0808829-007	Bank of West #7	Computer & Warehouse Equipment	9,492.86

080-0808829-008	Bank of West #8	Computer Equipment	12,748.12

080-0808829-009	Bank of West #9	Computer & Warehouse Equipment	26,245.49

080-0808829-010	Bank of West #10	Computer Equipment	23,757.61

080-0808829-011	Bank of West #11	Computer & Office Equipment	68,537.89

080-0808829-012	Bank of West #12	Computer & Warehouse Equipment	72,841.85

080-0808829-013	Bank of West #13	Computer Equipment	99,310.76

080-0808829-014	Bank of West #14	Computer & Office Equipment	78,892.74

080-0808829-015	Bank of West #15	Computer Equipment	160,501.71

	Total		$558,841.77

229931	CSI Leasing	New California Warehouse Expansion	90,000.00 (approved)

	Wells Fargo Financial Leasing	2 Konica Minolta bizzhubs

	Total		$90,000.00

	Grand Total		$648,841.77

Interest Swap Contracts:

Rate	Notional Amt	Eff. Date	Mat. Date	Mark-to-Market @ 6/30/10
Swap 17.06%	3,771,904	6/21/2007	6/7/2012	(349,471)
Swap 23.50%	6,000,000	5/12/2008	4/08/2011	(155,638)
Swap 32.92%	10,000,000	11/3/2008	11/01/2010	(107,599)

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

c/o Summer Infant (USA), Inc.

1275 Park East Drive

Woonsocket, Rhode Island  02895

Attention: Jason Macari

Telephone:

Telecopier:

Electronic Mail: jmacari@summerinfant.com

Website Address: www.summerinfant.com

U.S. Taxpayer Identification Number (Summer Infant, Inc.): 20-1994619

U.S. Taxpayer Identification Number (Summer Infant (USA), Inc.): 20-8641043

U.S. Taxpayer Identification Number (Kiddopotamus & Company): 84-1448352

VAT Number (Summer Infant Europe Limited): 789 9287 34

Canadian Taxpayer Number (Summer Infant Canada, Limited): BN 835413212 NP

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Mail Code: TX1-492-14-12

901 MAIN ST

DALLAS TX 75202-3714

Attention: Arlene Minor

Telephone: 214-209-9177

Telecopier: 214.290-9412

Electronic Mail:  arlene.l.minor@baml.com

Bank of America, N.A., New York NY
ABA # 026009593
Account Name: Corporate FTA
Account Number:	1292000883
Attn:	Arlene Minor
Ref:	Summer Infant (USA) Inc.

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
WA1-501-17-32

800 5th Avenue, Floor 17

Seattle, Washington  98104

Attention:  Brenda H. Little, Vice President

Telephone:  206.358.0048

Telecopier:  415.343.0557

Electronic Mail:  brenda.h.little@baml.com

L/C ISSUER:

Standby Letters of Credit:

Bank of America, N.A.
Trade Operations
One Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention:	Mary Cooper
Telephone: 570.330.4235
Telecopier: 570.330.4186
Electronic Mail: mary.j.cooper@baml.com

Commercial Letters of Credit

Bank of America, N.A.
Trade Operations-Scranton
1 Fleet Way
Mail Code: PA6-580-02-30
Scranton, PA 18507
Attention:	Anissa Canova
Telephone: 570.330.4661
Telecopier: 570.330.3701
Electronic Mail: anissa.m.canova@baml.com

SWING LINE LENDER:
Bank of America, N.A.
Mail Code: TX1-492-14-12
901 MAIN ST
DALLAS TX 75202-3714
Attention: Arlene Minor
Telephone: 214-209-9177
Telecopier: 214.290-9412
Electronic Mail: arlene.l.minor@baml.com

Bank of America, N.A., New York NY
ABA # 026009593
Account Name: Corporate FTA
Account Number:	1292000883
Attn:	Arlene Minor
Ref:	Summer Infant (USA) Inc.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                       ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of [August 2], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Summer Infant, Inc., Summer Infant (USA), Inc., and Kiddopotamus & Company (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

A Borrowing of Committed Loans                                A conversion or continuation of Committed Loans

1.             On                    (a Business Day).

2.             In the amount of $                               .

3.             Comprised of                                .

[Type of Committed Loan requested]

4.             For Eurodollar Rate Loans:  with an Interest Period of                                 months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

SUMMER INFANT, INC.

By:
Title:

SUMMER INFANT (USA), INC.

By:
Title:

KIDDOPOTAMUS & COMPANY

By:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                       ,

To:                             Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of [August 2], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Summer Infant, Inc., Summer Infant (USA), Inc., and Kiddopotamus & Company (collectively, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.             On                                (a Business Day).

2.             In the amount of $                               .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

SUMMER INFANT, INC.

By:
Title:

SUMMER INFANT (USA), INC.

By:
Title:

KIDDOPOTAMUS & COMPANY

By:
Title:

EXHIBIT C

FORM OF NOTE

NOTE

(REVOLVING CREDIT)

$

FOR VALUE RECEIVED, the undersigned (collectively, jointly and severally, “Borrowers”), hereby jointly and severally promise to pay to                                  or registered assigns (“Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of                                                                      DOLLARS ($                    ) or so much thereof as may be advanced, repaid and advanced by Lender to Borrowers under that certain Amended and Restated Credit Agreement, dated as of August 2, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, together with interest thereon, or on the amount thereof from time to time outstanding, to be computed as provided in the Agreement.

Borrowers promise jointly and severally to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to Administrative Agent for the account of Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Security Agreement and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business.  Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF RHODE ISLAND.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date and year first above written.

SUMMER INFANT, INC.

By:
Title:

SUMMER INFANT (USA), INC.

By:
Title:

KIDDOPOTAMUS & COMPANY

By:
Title:

C - 2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of [August 2], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Summer Infant, Inc., Summer Infant (USA), Inc., and Kiddopotamus & Company (collectively, “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                               of Borrowers, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrowers, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Borrowers have delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrowers ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Borrowers have delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrowers ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of Borrowers and their Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrowers during the accounting period covered by such financial statements.

3.             A review of the activities of Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, Borrowers performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties of Borrowers contained in Article V of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.             The financial covenant analyses and information set forth on Schedules 2 and 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,                                       .

SUMMER INFANT, INC.

By:
Title:

SUMMER INFANT (USA), INC.

By:
Title:

KIDDOPOTAMUS & COMPANY

By:
Title:

D-2

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 6.12(a) —Consolidated EBITDA.

	A.	Consolidated EBITDA at Statement Date:

		1.	net income:	$

		2.	less non-cash income or plus non-cash loss:	$

		3.	plus income taxes:	$

		4.	plus Consolidated Interest Charges:	$

		5.	plus depreciation, depletion and amortization:	$

		6.	equals Consolidated EBITDA:	$

	B.	1.	Minimum Required Consolidated EBITDA:	$

	C.	Excess (deficient) for covenant compliance (Line I.A.6 less I.B.1):		$

II.	Section 6.12(b) — Consolidated Funded Indebtedness to Consolidated EBITDA Ratio.

	A.	Consolidated Funded Indebtedness

		1.	all outstanding liabilities for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities:	$

		2.	less the non-current portion of Subordinated Liabilities: ($ )

		3.	Total Consolidated Funded Indebtedness:	$

	B.	1.	Consolidated EBITDA From I.B.1. (above)	$

	C.	Ratio (Line II.A.3 ÷ Line II.B.1):		to 1.0

	Minimum Required:			3.25 to 1.00

III.	Section 6.12(c) — Basic Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA

		1.	Consolidated EBITDA from I.B.1 above:	$

		2.	plus lease expense and rent expense:	$

		3.	minus income tax, unfinanced capital expenditures, dividends, withdrawals and other distributions:	($	)

		4.	Total:	$

	B.	Fixed Charges

		1.	Consolidated Interest Charges:	$

		2.	plus lease and rent expense:	$

		3.	plus the current portion of long term liabilities:	$

		4.	plus the current portion of capitalized lease obligations:	$

		5.	Total Fixed Charges:	$

	C.	Ratio (Line III.A.4 ÷ Line III.B.5):		to 1.00

	Minimum Required:			1.50 to 1.00

D-2

EXHIBIT E

FORM

OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an]  “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.].  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:                                                               for each Assignee, indicate Affiliate of [identify Lender]]

3.                                      Borrower(s):  Summer Infant, Inc., Summer Infant (USA), Inc., Summer Infant Europe Limited, Summer Infant Asia Limited and Summer Infant Canada, Limited

4.                                      Administrative Agent:  Bank of America, N.A., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:  Amended and Restated Credit Agreement, dated as of [August 2, 2010], among Summer Infant, Inc., Summer Infant (USA), Inc., and Kiddopotamus & Company, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6.             Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP No.

			$	$		%
			$	$		%
			$	$		%

[7.          Trade Date:                                        ]

Effective Date:                                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

Bank of America, N. A., as
Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii),(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section [    ] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest ,and (vi) it has independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Rhode Island.